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                               EXHIBIT (5)(c)
                        SUB-ADVISORY AGREEMENT - MFR



                           SUB-ADVISORY AGREEMENT


THIS AGREEMENT is made this _______ day of ____________ 1995 by and between LEXINGTON MANAGEMENT CORPORATION, a Delaware corporation ("LMC"), and MFR ADVISORS, INC., a New York corporation ("MFR"), with respect to the following recital of fact:

                                    RECITAL

WHEREAS, Security Income Fund - Global Income Series (the "Fund") is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder; and

WHEREAS, Security Management Company ("SMC") is a registered investment advisor is the investment advisor to the Fund; and

WHEREAS, LMC is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and

WHEREAS, LMC is the sub-advisor to the Fund pursuant to a Sub-Advisory Agreement dated _____________ between LMC and SMC; and

WHEREAS, MFR is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and

WHEREAS, LMC desires to appoint MFR as its sub-advisor to provide certain investment advisory services to the Fund; and

WHEREAS, MFR proposes to render investment management services to LMC in connection with LMC's responsibilities to the Fund on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

 1.   Duties.  MFR shall:

      (a) Provide LMC with such economic research and securities analysis as LMC may from time to time consider necessary.

      (b) Obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund.











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 2.   Control by Board of Directors.  Any investment program undertaken by MFR pursuant to this Agreement, as well as any other activities undertaken by MFR on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Fund.

 3. Compliance With Applicable Requirements. In carrying out its obligations under this Agreement, MFR shall at all times conform to:

      (a)    all applicable provisions of the 1940 Act; and

      (b) the provisions of the Registration Statement of the fund under the Securities Act of 1933 and the 1940 Act; and

      (c) the provisions of the Fund's Agreement and Articles of Incorporation; and

      (d)    the provisions of the By-Laws of the Fund; and

      (e) all applicable statutes and regulations necessary to qualify the Fund as a Regulated Investment Company under Sub-Chapter M of the Internal Revenue Code (or any successor or similar provision), and shall notify LMC immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that it might not so qualify in the future; and

      (f)    any other applicable provisions of state and federal law.

 4. Expenses. The expenses connected with the Fund shall be borne by MFR as follows:

      (a) MFR shall pay the salaries and payroll expenses of persons serving as officers or Directors of the Fund who are also employees of MFR or any of its affiliates.

 5. Delegation of Responsibilities. MFR shall provide such services to LMC for the Fund subject to the oversight and supervision of LMC, SMC and the Fund's Board of Directors.

 6. Other Services. Upon request of LMC and with the approval of the Fund's Board of Directors MFR may perform services on behalf of the Fund which are not required by this Agreement. Such services will be performed on behalf of the Fund and MFR's cost in rendering such services may be billed monthly to LMC, subject to examination by LMC's independent accountants. Payment or assumption by MFR of any Fund expense that MFR is not required to pay or assume under this Agreement shall not relieve LMC or MFR of any of their obligations to the Fund or obligate MFR to pay or assume any similar Fund expense on any subsequent occasions.

 7. Compensation. For the services to be rendered and the facilities furnished hereunder, LMC shall pay MFR monthly compensation of the sum of the amount determined by applying the following annual rate of the Fund's average daily net assets net of reimbursement, .15% of the Fund's annual average daily net assets. Compensation under this Agreement shall be





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      paid monthly.  If this Agreement becomes effective subsequent to the first day of the month or shall terminate before the last day of the month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation for the preceding month and shall be made as promptly as possible after the end of each month.

 8. Term. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect, subject to Section 11 hereof for one year from the date hereof.

 9. Renewal. Following the expiration of its initial term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually.

      (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

      (b) by the affirmative vote of a majority of the Directors who are not parties of this Agreement or interested persons of a party to the Agreement (other than as a Director of the Fund), by votes cast in person at a meeting specifically called for such purposes.

10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities or by MFR on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for the purposes having the meaning defined in Section 2(a)(42) of the Investment Company Act of 1940.

11. Liability of MFR. In the absence of willful misfeasance, bad faith, gross negligence on the part of MFR or its officers, directors or employees, or reckless disregard by MFR of its duties under this Agreement, MFR shall not be liable to LMC, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, provided MFR has acted in good faith.

12. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of LMC shall be Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663, and that of MFR for this purpose shall be One World Financial Center, 200 Liberty Street, New York, New York 10281.





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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.



                                                LEXINGTON MANAGEMENT CORPORATION


                                                By
                                                  -----------------------------
Attest:                                              Executive Vice President

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                                                   MFR ADVISORS, INC.


                                                By
                                                  -----------------------------
Attest:                                                      President

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